INTERDIGITAL REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
New Wireless, Consumer Electronics Deals in Fourth Quarter Drive 6%
Year-over-year Growth in Recurring Revenue

WILMINGTON, DE. - February 20, 2020 - InterDigital, Inc. (NASDAQ:IDCC), a mobile and video technology research and development company, today announced results for the fourth quarter and full year ended December 31, 2019.
Fourth Quarter 2019 Financial Highlights

•
Fourth quarter 2019 total revenue was $102.2 million, compared to $75.3 million in fourth quarter 2018. Fourth quarter 2019 recurring revenue was $77.5 million, compared to $73.7 million in fourth quarter 2018. This increase was driven by new agreements signed in fourth quarter 2019. Additionally, fourth quarter 2019 included $24.7 million of past sales, which was primarily attributable to new deals signed in the quarter.

•
Fourth quarter 2019 operating expenses were $76.9 million, compared to $71.5 million in fourth quarter 2018. The increase was primarily driven by $7.0 million in intellectual property enforcement and non-patent litigation costs. The additional costs associated with our May 2019 acquisition of Technicolor's R&I division were mostly offset in fourth quarter 2019 by cost savings initiatives.

•	Fourth quarter 2019 net income[1] was $13.8 million, or $0.44 per diluted share compared to net income[1] of $2.1 million, or $0.06 per diluted share, in fourth quarter 2018.

•
In fourth quarter 2019, the company recorded $17.5 million of cash provided by operating activities, compared to $29.8 million of cash used in operating activities in fourth quarter 2018. The company generated $8.7 million of free cash flow[2] in fourth quarter 2019, compared to free cash flow used of $38.7 million in fourth quarter 2018. The increase was primarily driven by timing of collections under fixed-fee agreements. Ending cash and short-term investments totaled $924.7 million.

•
From October 1, 2019 through December 31, 2019, the company repurchased 0.4 million shares of common stock under its stock repurchase program for a total cost of approximately $25.0 million. $71.8 million remains available for repurchase subsequent to the increase to the buyback authorization in May 2019.

“In fourth quarter we signed new agreements with key players like Google and ZTE for wireless licenses and also signed our first license on the consumer electronics side, and, while modest, those agreements provided strong validation of our transparent rate structure and highlighted the potential of our consumer electronics business,” said William J. Merritt, President and CEO of InterDigital. “Our focus as we enter 2020 is firmly on growth in revenue, while maintaining the operating leverage of the business by meeting our expense targets.”
Full Year 2019 Financial Highlights

•
Full year 2019 recurring revenue was $298.2 million, compared to $280.3 million for full year 2018. This increase was attributable to new licensing agreements and engineering services agreements signed during the year.

•
Full year 2019 operating expenses were $281.1 million, compared to $244.8 million in 2018, an increase of $36.3 million. Of this increase, $29.1 million resulted from the company's Technicolor acquisitions, including a $9.8 million increase in patent amortization and a $6.3 million increase in revenue sharing costs. The remaining $7.2 million increase in operating expenses was almost entirely driven by increased intellectual property enforcement and non-patent litigation costs.

•	Net income[1] was $20.9 million, or $0.66 per diluted share, compared to $65.0 million, or $1.84 per diluted share, in full year 2018.

•
In full year 2019, the company recorded $89.4 million of cash provided by operating activities, compared to $146.8 million provided by operating activities for full year 2018. The company generated $51.4 million of free cash flow[2] in full year 2019, compared to $112.1 million for full year 2018. The decrease in cash provided by operating activities was primarily driven by the timing of cash collections under fixed fee agreements, as well as higher cash operating expenses driven by the Technicolor acquisitions.

Near-Term Outlook
The company expects total first quarter 2020 revenue to be between $73 million and $75 million, comprised almost entirely of recurring revenue.
This revenue guidance does not include the potential impact of any new patent license, technology solutions or patent sale agreements that may be signed, or any arbitration or dispute resolutions that may occur, during the balance of first quarter 2020.

Conference Call Information
InterDigital will host a conference call on Thursday, February 20, 2020 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2019 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the live webcast on the Investors page. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call +1 (800) 353-6461 within the United States or +1 (334) 323-0501 from outside the United States. Please call by 9:50 a.m. ET on February 20th and give the operator conference ID number 6761771.
An Internet replay of the conference call will be available on InterDigital's website in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET February 20th through 1:00 p.m. ET February 25th. To access the recorded replay, call +1 (888) 203-1112 or +1 (719) 457-0820 and use the replay code 6761771.
About InterDigital®
InterDigital develops mobile and video technologies that are at the core of devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks, better video delivery, and richer multimedia experiences years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading technology companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, our current expectations with respect to the company’s first quarter 2020 revenue. Words such as "believe," "anticipate," "estimate," "expect," "project," "intend," "plan," "forecast," "goal," and variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties.  Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) our ability to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) our ability to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies and products to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies and products; (viii) changes in our interpretations of, and assumptions and calculations with respect to the impact on the company of, the Tax Reform Act, as well as further guidance that may be issued regarding the Tax Reform Act; (ix) failure to accurately forecast the long-term value and costs of the Technicolor patent licensing business or of certain assets acquired in the transactions; (x) the resolution of current legal or regulatory proceedings, including any awards or judgments relating to such proceedings, additional legal or regulatory proceedings, changes in the schedules or costs associated with legal or regulatory proceedings or adverse rulings in such legal or regulatory proceedings; (xi) changes or inaccuracies in market projections; and (xii) changes in the company's business strategy.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

Footnotes
1    Throughout this press release, net income (loss) and diluted earnings per share ("EPS") are attributable to InterDigital, Inc. (e.g., after adjustments for noncontrolling interests), unless otherwise stated.
2    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
REVENUES:
Variable patent royalty revenue	$7,871	$10,062	$30,428	$36,384
Fixed-fee royalty revenue	66,876	61,140	257,221	239,347
Current patent royalties	74,747	71,202	287,649	275,731
Non-current patent royalties	24,690	840	19,782	26,329
Total patent royalties	99,437	72,042	307,431	302,060
Patent sales	—	750	975	750
Current technology solutions revenue	2,724	2,534	10,518	4,594
	$102,161	$75,326	$318,924	$307,404
OPERATING EXPENSES:
Patent administration and licensing	46,744	38,601	154,940	124,081
Development	18,832	20,419	74,860	69,698
Selling, general and administrative	11,289	12,461	51,289	51,030
	76,865	71,481	281,089	244,809
Income from operations	25,296	3,845	37,835	62,595
INTEREST EXPENSE	(10,650)	(8,714)	(40,955)	(35,956)
OTHER INCOME (EXPENSE), NET	5,290	3,313	29,062	5,419
Income (loss) before income taxes	19,936	(1,556)	25,942	32,058
INCOME TAX BENEFIT (PROVISION)	(7,984)	2,416	(10,991)	27,417
NET INCOME	$11,952	$860	$14,951	$59,475
Net loss attributable to noncontrolling interest	(1,802)	(1,223)	(5,977)	(5,556)
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$13,754	$2,083	$20,928	$65,031
NET INCOME PER COMMON SHARE — BASIC	$0.44	$0.06	$0.66	$1.89
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	30,919	33,909	31,546	34,491
NET INCOME PER COMMON SHARE — DILUTED	$0.44	$0.06	$0.66	$1.84
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	31,118	34,390	31,785	35,307
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.35	$0.35	$1.40	$1.40
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

SUMMARY CONSOLIDATED CASH FLOWS
(dollars in thousands)
(unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Income (loss) before income taxes	$19,936	$(1,556)	$25,942	$32,058
Taxes paid	(7,746)	(9,445)	(24,229)	(33,904)
Non-cash expenses	26,896	28,007	113,035	90,590
Change in deferred revenue	(8,624)	(2,856)	(7,749)	6,966
Increase (decrease) in operating working capital, deferred charges and other	(13,005)	(43,975)	(17,566)	51,082
Capital spending and capitalized patent costs	(8,805)	(8,918)	(37,990)	(34,645)
FREE CASH FLOW	8,652	(38,743)	51,443	112,147

Long-term investments	(350)	—	(350)	(6,686)
Proceeds from non-controlling interests	5,333	—	15,666	—
Acquisition of patents	—	—	—	(2,250)
Acquisition of business, net of cash acquired	—	—	—	(142,985)
Proceeds from sale of business	—	—	10,000	—
Dividends paid	(10,897)	(11,996)	(44,580)	(48,468)
Taxes withheld upon vesting of restricted stock units	(52)	(328)	(4,368)	(8,807)
Share repurchases	(25,000)	(66,997)	(196,269)	(110,505)
Net proceeds from exercise of stock options	—	361	2	6,723
Payments on long-term debt	—	—	(221,091)	—
Proceeds from issuance of convertible senior notes	—	—	400,000	—
Purchase of convertible bond hedge	—	—	(72,000)	—
Payment for warrant unwind	—	—	(4,184)	—
Prepayment penalty on long-term debt	—	—	(10,763)	—
Proceeds from hedge unwind	—	—	9,038	—
Proceeds from issuance of warrants	—	—	47,600	—
Payments of debt issuance costs	—	—	(8,375)	—
Unrealized gain (loss) on short-term investments	684	2,868	5,076	2,293
NET INCREASE (DECREASE) IN CASH, RESTRICTED CASH AND SHORT-TERM INVESTMENTS	$(21,630)	$(114,835)	$(23,155)	$(198,538)

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	DECEMBER 31, 2019	DECEMBER 31, 2018
ASSETS
Cash & short-term investments	$924,695	$945,780
Accounts receivable (net)	28,272	35,032
Other current assets	63,365	43,438
Property & equipment and patents (net)	446,556	464,618
Other long-term assets (net)	149,194	137,690
TOTAL ASSETS	$1,612,082	$1,626,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$94,170	$—
Accounts payable, accrued liabilities, taxes payable & dividends payable	64,734	67,723
Current deferred revenue	146,654	111,672
Long-term deferred revenue	123,653	157,634
Long-term debt & other long-term liabilities	396,590	351,516
TOTAL LIABILITIES	825,801	688,545
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	761,557	936,729
Noncontrolling interest	24,724	1,284
TOTAL EQUITY	786,281	938,013
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,612,082	$1,626,558

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES

In the summary consolidated cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities	$17,457	$(29,825)	$89,433	$146,792
Purchases of property, equipment, & technology licenses	(1,447)	(694)	(4,509)	(2,576)
Capitalized patent costs	(7,358)	(8,224)	(33,481)	(32,069)
Free cash flow	$8,652	$(38,743)	$51,443	$112,147

CONTACT:	InterDigital, Inc.:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814